Exhibit 5.1

Jumia Technologies AG

Charlottenstraße 4

10969 Berlin

Germany

April 10, 2019

Ladies and Gentlemen:

We are acting as German counsel to Jumia Technologies AG, Berlin, (the Company) a stock corporation organized under the laws of the Federal Republic of Germany (Germany), as to matters of German law in connection with the offering (the Offering) of American Depositary Shares of the Company (the ADSs), each representing an ownership interest in two ordinary bearer shares of the Company with a notional amount attributable to each ordinary bearer share of € 1.00 per share from a capital increase (the Capital Increase), resolved by the shareholders of the Company on April 1, 2019 (the New Shares) and the listing of the ADSs on the New York Stock Exchange (the Listing).

This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the Registration Statement) on Form F-1 filed by the Company with the Securities and Exchange Commission on April 10, 2019 pursuant to the Securities Act of 1933, as amended through the date hereof (the Securities Act), and the rules and regulations promulgated thereunder.

In this context, we examined, inter alia, the following documents:

A)	a copy of the current articles of association (Satzung) of the Company dated April 9, 2019 (the Articles of Association);

B)

a copy of an electronic excerpt from the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg, Germany (the Commercial Register), docket number HRB 203542 B, relating to the Company dated April 10, 2019;

C)	a copy of the minutes of the extraordinary general shareholders’ meeting held on April 1, 2019, which resolved on the Capital Increase against cash contribution for the issuance of the New Shares;

D)

a copy of the resolutions by the management board of the Company and a draft copy of the resolutions by the IPO committee of the supervisory board of the Company, each expected to be adopted on or about the date of pricing and in both cases regarding inter alia the further details of the Capital Increase (the resolutions under D) together the Resolutions)

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E)	a draft copy of the subscription certificate (Zeichnungsschein) relating to the New Shares;

F)	a draft copy of the bank certificate (Einzahlungbestätigung) regarding the payment of the issue price for the New Shares;

G)	a draft copy of the global share certificate (Globalurkunde) evidencing the New Shares;

H)	a draft of the commercial registration application (Handelsregisteranmeldung) relating to the New Shares; and

I)	a copy of the Registration Statement;

In giving this opinion, we have assumed that all documents submitted to us as a copy correspond to the respective original and that all documents examined by us are within the power of, and have been or will be validly authorized and executed by all parties thereto other than the Company, which is acting on the basis of the Resolutions. We have further assumed that all authorizations, other than those authorizing the Company with respect to which we have received copies of the Resolutions, have been or will be validly issued and that none of these authorizations has been revoked and that all documents, including electronic excerpts from the Commercial Register, submitted to us and made as of a specific date, have not been amended, cancelled, or otherwise been altered since that date until the date hereof, and that all documents submitted to us in purported final draft form have been, or will be, executed in the form submitted. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that:

1.

The Company is a stock corporation (Aktiengesellschaft) duly registered with the Commercial Register of the local court (Amtsgericht) of Charlottenburg, Germany, under HRB 203542 B and validly existing under the laws of Germany.

2.

Upon due authorization of the issuance of the New Shares by all requisite corporate action on the part of the Company under German corporate law, subscription of and payment for the New Shares and upon registration of the implementation of the Capital Increase in the Commercial Register and due issuance, execution and delivery of the share certificate representing the New Shares, each as contemplated in the Registration Statement, the New Shares will be validly issued, fully paid and non-assessable (nicht nachschusspflichtig).

3.

The statements set forth under the heading “Taxation — German Taxation of Holders of ADSs” in the Registration Statement, insofar as such statements discuss the material German tax consequences for a U.S. holder of acquiring, owning and disposing of the ADSs, represent our opinion with respect to the matters referred to therein.

The foregoing opinions are subject to the following qualifications:

(i) Pursuant to Sections 57 et seq. and 71a of the German Stock Corporation Act (Aktiengesetz) (AktG), except for dividends or unless explicitly permitted under the AktG, no payments, other distributions, financing arrangements, financial support, or other services of any kind may be made, directly or indirectly, by a stock corporation (Aktiengesellschaft) to current or future shareholders in their capacity as such.

(ii) We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness, or reasonableness of any statement contained in any offering material relating to the New Shares or the Company.

(iii) This opinion speaks as of its date and is confined to, and is given on the basis of, the laws of Germany as they exist at the date hereof; it is governed by the laws of Germany. We are expressing no opinion as to the effect of the laws of any other jurisdiction. You may rely on the correctness of this opinion only in connection with the Offering and Listing.

(iv) With respect to the opinion statement no. 3., we note that such opinion statement may be affected by amendments to German tax law or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, which might be enacted or applied with retroactive effect for the current tax assessment period.

(v) We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP